Exhibit 99.1

HyreCar Partners with AmeriDrive Holdings to Create a National Network of Vehicle Supply and Fleet Maintenance Operations

January 28, 2021

Partnerships To Expand HyreCar’s Industry Leading On-Demand MaaS Platform and Increase Car Supply to the HyreCar Ecosystem

Company to Hold Investor Conference Call Thursday, January 28, 2021

LOS ANGELES--(BUSINESS WIRE)--Jan. 28, 2021-- HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, food, and package delivery services, today announced new and expanded strategic partnerships to significantly increase car supply on the HyreCar platform in key markets. The formal partnerships include AmeriDrive Holdings, a leading automotive mobility fleet manager, and Cogent Bank’s Specialty Lending Unit.

The infrastructure and capital provided by these partnerships will be leveraged to enable HyreCar to enter the next level of growth and scalability. These companies and their partners represent some of the nation’s most successful organizations that serve the mobility and transportation as a service industry.

Joe Furnari, CEO, HyreCar, Inc., stated, “HyreCar is now in a position to achieve its goal of being the nation’s leader in supplying on-demand vehicles for the mobility industry. Our partnerships with AmeriDrive and Cogent will fortify the ecosystem for HyreCar to serve the gig-economy on a national scale. AmeriDrive has entered into agreements with significant vehicle supply partners that can provide over $65.0 million in assets to ensure supply. Our exclusive partnership with AmeriDrive further validates HyreCar’s platform and our ability to execute regardless of the difficult environment.”

Mr. Furnari added, “In one of the most challenging years imaginable, we have been able to sustain a 50% growth rate with just over 3,000 cars by maximizing vehicle utilization. These partnerships will help us significantly increase vehicle supply to our expanded ecosystem while securing strong and sustainable growth in 2021 and thereafter.”

Carlos Hernandez, CEO of AmeriDrive Holdings, Inc., stated, ”I believe that our partnerships will accelerate AmeriDrive’s national presence serving the mobility industry through the HyreCar platform. We have the potential to add over 6,000 cars from our leasing partner this year and expect to expand that number as the nation recovers from Covid-19 constraints. HyreCar allows us to scale in markets with the most growth potential. The combined resources of HyreCar, AmeriDrive, and Cogent will benefit everyone involved, including our customers.”

Cogent Bank Executive Vice President - Specialty Lending Michael Skat commented, “Working with the respective teams, our Group created an innovative debt structure that provides the necessary working capital and certain vehicle acquisition support to help achieve success for all parties. We sincerely look forward to watching the progress made by these dynamic groups."

Conference Call

Management will host an investor conference call at 1:15 p.m. PT (4:15 p.m. ET) on Thursday, January 28, 2021, to provide a corporate update. To participate in the call, please dial (866) 670-5260 (domestic) or (409) 217-8773 (international). The conference code is 4354688. This call is being webcast and can be accessed on the Investor Relations section of HyreCar’s website at: https://ir.hyrecar.com/.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers, rental agencies, and OEM’s that wish to participate in new mobility trends. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information, please visit hyrecar.com.

About AmeriDrive

AmeriDrive is a (MaaS) mobility as a service company with one of the largest operational subscription fleets in North America with a presence in multiple states that serves both regular commuters and gig-economy customers (rideshare & delivery). AmeriDrive is expanding within the current markets it serves and opening new locations across the nation in new markets.

Learn more about AmeriDrive at www.ameridrive.com

About Cogent Bank

Cogent Bank is a state-chartered commercial bank with banking centers in Jacksonville, Orlando, Orange City, Tampa, Clearwater, and Fort Myers. The bank offers its clients a dedicated and experienced relationship management team with deep roots in the communities it serves. Offering robust lending and depository products, along with sophisticated treasury management services, Cogent Bank provides a unique value proposition to its clients through its high-touch, responsive approach to banking. For more information, visit cogentbank.net.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance, or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events, or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20210128005611/en/

Scott Brogi

Chief Financial Officer

scott@hyrecar.com

John Evans
Investor Relations

415-309-0230

j.evans@hyrecar.com

Source: HyreCar Inc.